Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-266482) and Form S-8 (File No. 333-156269) of Middlesex Water Company of our report dated February 24, 2023, except for the effect on our opinion on internal control over financial reporting of the material weakness described therein and in Management’s Report on Internal Control Over Financial Reporting, as to which the date is November 8, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this annual report on Form 10-K/A for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania

November 8, 2023